UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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BENEFIT STREET PARTNERS ISSUES OPEN LETTER TO TICC STOCKHOLDERS

Reiterates Commitment to Agreement with TICC

Expects to Drive Attractive and Sustainable Risk-Adjusted Returns in TICC Portfolio Through BSP’s Proprietary Private Debt Platform

Brings Proven Track Record at Three Flagship Private Debt Funds Over Seven Year History

TICC Stockholders Will Have Access to BSP’s Leading Credit Platform with One of the BDC Industry’s Lowest Fee Structures

BSP Recommends Tender Offer or Share Repurchase Between $50 Million and $100 Million—Tender Offer to be Funded by BSP and Affiliates

________________________________________________

New York, NY – October 7, 2015 – Benefit Street Partners L.L.C. and its affiliates (“BSP”), the credit investment arm of Providence Equity Partners L.L.C. (‘‘Providence’’), today issued an open letter from Thomas Gahan, Chief Executive Officer of BSP and Richard Byrne, President of BSP, to the stockholders of TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”) regarding BSP’s agreement to acquire TICC Management, LLC.

The full text of the letter follows:

Dear TICC stockholder,

As you know, TICC Capital Corp. (“TICC” or the “Company”) is holding an important special meeting for stockholders on October 27, 2015, where you will have the opportunity to approve the Company’s new investment advisory agreement with Benefit Street Partners L.L.C. (“BSP”). We are honored and very pleased to be considered by stockholders as the new potential investment adviser for TICC through the acquisition of TICC Management, LLC (“TICC Management”).   We are writing to reiterate our full commitment to complete the transaction with TICC and to share with you more information about our firm and our plans for delivering superior, sustainable, long-term returns to you as TICC stockholders.

History and Background of BSP

We started BSP in 2008 in partnership with Providence Equity Partners L.L.C. (“Providence”), a leading global private equity firm which today has more than $40 billion in committed investor capital. Our collective goal was to build a world-class credit-focused investment firm, one investment at a time, and to create a culture that could attract and retain top-notch investment professionals. Since inception, BSP has focused on delivering attractive risk-adjusted returns to investors across a range of product offerings, and thanks to the support of our investors, we have grown assets under management to over $10 billion, including $4.2 billion in private debt, as of June 30, 2015.   Today we have more than 100 employees, including 60 experienced investment professionals. Just last year, we closed our third fund focused on middle market direct lending at $1.75 billion in commitments which experienced significant excess demand. Since inception, our focus has been on managing funds for institutions and high-net-worth investors and we believe that we will be able to attract meaningful institutional ownership into TICC’s stockholder base.

Today our strategies include: private debt, long-short liquid credit, long-only credit and commercial real estate debt. We believe these strategies complement each other as they all leverage the unique sourcing, analytical, compliance, and operational capabilities that are the foundation of our strong platform.

We believe our private debt strategy, which is the most relevant to you, has been one of our most successful. In private debt, we benefit from proprietary access to companies through an extensive, nationwide network of senior partner and CEO relationships, key financial intermediaries, financial sponsors and the extensive global resources and networks of the broader Providence platform. Our sourcing advantage, coupled with our rigorous investment process, allowed us to deliver superior absolute and relative investment performance at our three flagship private debt funds over our seven year history and substantially outperform public credit indices1. Additionally, we were able to achieve these results while utilizing substantially less leverage than the BDC industry average2. This proven track record in combination with a large and experienced credit team is a key competitive advantage. We believe BSP is now ideally positioned to deliver attractive risk-adjusted private debt returns to you.

Our Transaction

BSP has been evaluating the BDC market for many years.  BSP and TICC Management’s senior management teams, investment professionals, finance, accounting and legal staffs spent the good part of a year working together on this transaction.  Our teams have worked together to review, in detail, every portfolio company and investment, including a review with third-party valuation firms.  Accordingly, we have completed all our due diligence requirements. We intend to continue to work with the Company’s current officers after the closing of the proposed transaction to ensure a smooth transition. BSP has also had multiple in-person meetings with the Board of Directors of the Company to describe our platform, investment philosophy and process and historical returns.

Transition Plan – Focus on Private Debt

As the new adviser, we anticipate that the Company’s new investment strategy will primarily focus on private debt investments as opposed to syndicated loans and CLOs. We believe private debt transactions offer better risk-adjusted returns in the current environment, as compared to the Company’s existing portfolio. Our private debt strategy focuses on direct originations where we believe our proprietary relationships drive less competition and better returns. Since inception, BSP has deployed approximately $9.2 billion in its private debt strategy, which we view as another key competitive advantage. We expect the Company’s new originations to primarily be in senior secured loans (including first-lien, unitranche and second-lien loans) with a bias towards investments that are more senior in a given portfolio company’s capital structure.  We believe our new investments will result in a higher weighted average yield as compared to the Company’s existing weighted average yield on debt investments of 7.6%.  As the Company grows its investment portfolio with private debt, we plan to implement an orderly transition out of the current portfolio of broadly syndicated loans and CLO positions.

We have also received co-investment relief from the SEC to allocate our deals across all of our relevant funds with similar or overlapping investment objectives and strategies. This will allow the Company to immediately have access to its pro-rata share of all new BSP originations consistent with our allocation policy.   Our pipeline of private debt transactions is robust and we expect the majority of the portfolio transition to take place within approximately twelve months from closing.

As part of the transaction, a change of control provision will be triggered in both the TICC Funding, LLC and TICC CLO 2012-1 financings. The Company and BSP have already obtained the necessary consent and approval from the lender under the TICC Funding, LLC facility and the CLO note holders.  We believe these approvals will help ensure a smooth transition after closing of the transaction. Also, given the breadth of our institutional relationships, we are confident we will be able to draw attractive financing terms for the Company from a variety of lenders in the future and thus, lower the Company’s cost of capital.  Finally, we believe it is prudent to lower the regulatory leverage of the Company, which as of June 30, 2015, stood at 0.97x debt to equity.

Attractive Fee Structure for TICC Stockholders

We have spent considerable time, together with the Company’s management team and independent board members, discussing the most appropriate construct for TICC’s advisory fee structure.  We have agreed to significantly and permanently reduce TICC’s management fees in connection with the pending new investment advisory agreement to 1.50%.

We note that under our proposal TICC’s fees and expenses will be very shareholder friendly and at the lowest-end of fees for BDC’s focused on private debt. This low overall expense ratio is partly the result of our proposed reduced management fee. The other important driver of TICC’s low cost structure is the fact that the Company does not incorporate the concept of a “catch-up” provision into its incentive fees. The absence of a catch-up provision is very valuable to stockholders because it decreases, sometimes significantly, the incentive fees paid to an investment adviser.

Stock Support

BSP is focused on maximizing total returns to TICC stockholders, and will work with the Board of TICC to actively support the trading level of TICC’s shares and minimize any trading discount to net asset value, including supporting share repurchase programs and/or tender offers.

To that end, we believe a tender offer or share repurchase program of between $50 million and $100 million would be in the best interests of TICC’s stockholders. Subsequent to the Special Meeting and approval of the BSP transaction, we will recommend that the Company undertake this initiative.  BSP and affiliates intend to fund any tender offer. The purpose of such a program would be to immediately reduce or eliminate the market price discount of TICC’s shares to net asset value. We think an appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs (which is approximately 90% today2).

Next Steps

Our ongoing work with TICC Management and their investment teams should ensure that we are fully informed about each portfolio position. As a result, we believe that we have put into place all of the elements necessary to effect an efficient and beneficial transition for the Company and its stockholders.  We are confident in TICC’s future and are excited about the prospect of becoming significant long-term shareholders of the business.

By voting to approve the new investment management agreement with BSP, all TICC stockholders will immediately benefit from our substantial investment resources, proven track record, large self-originated debt platform, institutional relationships, substantial fee reductions, affiliation with Providence and the proposed tender offer or share repurchase. All of these factors are designed to allow TICC’s common stock to trade at a premium to net asset value over time.

We appreciate you considering BSP for this important opportunity. Thank you for your support.

Best Regards,

Thomas Gahan	Richard Byrne
Chief Executive Officer	President
Benefit Street Partners	Benefit Street Partners

About Benefit Street Partners

Benefit Street Partners is the credit investment arm of Providence Equity Partners, a leading global private equity firm. BSP and affiliates manage over $10 billion in assets across a broad range of credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP was established in 2008 and is based in New York. For further information, please visit www.provequity.com.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company’s website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

BSP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the approval of the proposed new investment advisory agreement. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the Company’s definitive proxy statement on Schedule 14A and other materials filed or to be filed with SEC in connection therewith.

1. Returns referenced are for BSP’s three private debt flagship funds and do not account for returns of certain clients BSP has determined are not managed in a substantially similar manner to its three private debt flagship funds. TICC would be invested under different economic conditions and investment restrictions than BSP’s private debt flagship funds. Public credit indices referenced are the Merrill Lynch High Yield Master II Index and the S&P/LSTA US Leveraged Loan 100 Index. The Merrill Lynch High Yield Master II Index is an unmanaged index that tracks the performance of below-investment grade, U.S. dollar-denominated corporate bonds publicly issued in the U.S. domestic market. Merrill Lynch High Yield Master II Index reflects reinvestment of dividends. The S&P/LSTA US Leveraged Loan 100 Index seeks to mirror the 100 largest institutional leveraged loans in the broader S&P/LSTA Leveraged Loan Index, a market value weighted syndicated loan index. The S&P/LSTA US Leveraged Loan 100 Index reflects market value change, interest accrued, any gain or loss resulting from the repayment of principal and reinvestment of dividends. The indexes are referenced only for general comparison purposes and differ from the strategy and portfolio of BSP’s three flagship private debt funds and TICC. The indexes do not reflect the deduction of management fees, carried interest and expenses. Past performance is not a guarantee of future results. Any investment entails a risk of loss.

2. Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated October 2, 2015. BDCs invested under different economic conditions and investment restrictions than BSP’s private debt flagship funds. Past performance is not a guarantee of future results. Any investment entails a risk of loss.

BSP Contacts:

Andrew Cole / Brian Shiver

Sard Verbinnen & Co

212.687.8080

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